[THE CHASE LETTERHEAD]



                                                   December 3, 1997


American Banknote Corporation
200 Park Avenue - 49th Fl.
New York, New York 10166-4999

        Re: Credit Agreement dated as of January 29, 1996 as amended to date (the "Credit Agreement"), among the American Bank Note Company and American Bank Note Holographics, Inc. (the "Borrowers"), American Banknote Corporation ("ABNC"), the Lenders named therein, and The Chase Manhattan Bank (formerly known as Chemical
               Bank), as Agent for such Lenders

Gentlemen:

        Reference is made to the Credit Agreement, and particularly Section 7.03, restriction on the incurrence of indebtedness.

        We understand that by no later than December 31, 1997 ABNC will be issuing up to $100,000,000 of senior subordinated notes, maturing in the year 2007 which will be guaranteed on a subordinated basis by the Borrowers, and we have been requested to waive the provisions of Section 7.03 of the Credit Agreement to permit the issuance of such indebtedness and such subordinated guarantee.

        We hereby waive the provisions of Section 7.03 of the Credit Agreement to permit the issuance of such indebtedness by ABNC and the guarantee thereof by the Borrowers on a subordinated basis. This waiver is specific to the indebtedness referred to above, and is not intended to waive any other provisions of the Credit Agreement.

                                                   Very truly yours,

                                                   THE CHASE MANHATTAN BANK


                                                   By: /s/ Robert J. Arth
                                                       ----------------------
                                                        Name:  Robert J. Arth
                                                        Title: V.P.